CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 27, 2011, relating to the financial statements and financial highlights which appears in the February 28, 2011 Annual Report to Shareholders of Nuveen California Municipal Bond Fund and Nuveen California Municipal Bond Fund 2 (formerly known as Nuveen California Insured Municipal Bond Fund) (each a series of Nuveen Multistate Trust II), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, IL

January 18, 2012